Contacts:
Investors/Analysts
Julie Prozeller
FD
212-850-5721
alliancedata@fd.com

Media
Shelley Whiddon
Alliance Data
214.494.3811
Shelley.Whiddon@AllianceData.com

FD
Kerry Guiliano
617.747.3603
Kerry.Guiliano@fd.com

Alliance Data Reports Record Full-Year 2010 Results

• Revenue Increases 11 Percent to $2.8 billion
• EPS Increases 40 Percent
• Core EPS Increases 14 Percent to $5.86

Dallas, TX, February 1, 2011 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the year ended December 31, 2010.

SUMMARY	Quarter Ended December 31,			Year Ended December 31,
(in millions, except per share amounts)			Pro Forma			Pro Forma
	2010	2009	2009 (a)	2010	2009	2009 (a)
Revenue	$756	$546	$694	$2,791	$1,964	$2,513
Income from continuing operations	49	60		196	177
Net income	47	41		194	144
Income from continuing operations per diluted share	$0.88	$1.07		$3.51	$3.06
Net income per diluted share	$0.84	$0.73		$3.48	$2.49
Diluted shares outstanding	55.4	56.1		55.7	57.7
Supplemental Non- GAAP Metrics: (b)
Adjusted EBITDA	$193	$176	$216	$823	$590	$734
Core earnings per diluted share	$1.56	$1.67		$5.86	$5.16
Conformed revenues (c)	$613	$546		$2,249	$1,964
Conformed adjusted EBITDA(c)	$167	$176		$668	$590

(a)	Refer to our Form 8-K filed March 31, 2010 for the calculation of pro forma 2009 amounts. All comparisons herein are to pro forma 2009 where applicable.

(b)	See “Financial Measures” below for a discussion of adjusted EBITDA, core earnings per diluted share and other non-GAAP financial measures.

(c)	2010 conformed to 2009 presentation, which netted securitization funding costs and loan loss provision against revenue and funding costs against adjusted EBITDA. Hereafter referred to as “old accounting presentation.”

FOURTH-QUARTER

Revenue increased 9 percent to $756 million while adjusted EBITDA decreased 11 percent to $193 million for the fourth quarter of 2010. Excluding $28 million of infrequently occurring items from the fourth quarter of 2009, adjusted EBITDA increased 2 percent for the fourth quarter of 2010.

Net income per diluted share (EPS) increased 15 percent to $0.84, income from continuing operations per diluted share decreased 18 percent to $0.88, and core earnings per diluted share (core EPS) decreased 7 percent to $1.56 for the fourth quarter of 2010, exceeding the Company’s guidance of $1.40. Excluding $0.46 of infrequently occurring items from the fourth quarter of 2009, income from continuing operations per diluted share and core EPS increased 44 percent and 29 percent, respectively, from the fourth quarter of 2009.

Diluted shares outstanding were 55.4 million for the fourth quarter of 2010, down 0.7 million shares compared to the prior year quarter. The Company’s repurchase of approximately 1.15 million outstanding shares during the fourth quarter of 2010 (diluted share benefit of 0.6 million) was partially offset by an increase in shares attributable to the assumed conversion of its convertible senior notes, which varies based on the Company’s average per share price.

FULL YEAR

While the economic environment continues to slowly improve, the Company’s annual revenue has surpassed pre-recessionary levels and reached record levels, increasing 11 percent to $2.791 billion for 2010. In addition, adjusted EBITDA increased 12 percent to $823 million for 2010. Excluding $17 million of infrequently occurring items from 2009, adjusted EBITDA increased 15 percent for 2010. Adjusted EBITDA margin was 29.5 percent for 2010, up 30 basis points from 2009.

Net income per diluted share (EPS) increased 40 percent to $3.48, income from continuing operations per diluted share increased 15 percent to $3.51, and core earnings per diluted share (core EPS) increased 14 percent to $5.86 for 2010, exceeding the Company’s guidance of $5.70. Excluding $0.52 of infrequently occurring items from 2009, income from continuing operations per diluted share and core EPS increased 38 percent and 26 percent, respectively, from 2009.

Average diluted shares outstanding were 55.7 million for 2010, down 2.0 million shares from 2009. The Company’s repurchase of approximately 2.5 million outstanding shares during 2010 and the full-year benefit of shares purchased during 2009 was offset by a 1.2 million share increase for the assumed conversion of convertible senior notes, which varies based on the Company’s average per share price.

Ed Heffernan, president and chief executive officer, commented, “2010 was an outstanding year for Alliance Data – record revenues, record adjusted EBITDA, and record EPS and core EPS – with growth balanced across all three of our business segments despite a somewhat tepid economic environment. This is true whether you use the new accounting presentation or the old accounting presentation. For the year, adjusted EBITDA, income from continuing operations per diluted share and core EPS increased 15 percent, 38 percent and 26 percent, respectively, after adjusting 2009 to exclude infrequently occurring items.

“LoyaltyOne fought through a tough AIR MILES® issuance year with the pullback in promotions by one major sponsor, but ended the year with issuances up 6 percent in December. This is a positive indicator and demonstrates momentum going into 2011. On the international front, we are now primed for a full national rollout of the dotz loyalty coalition program in Brazil. Dotz’ first national partner is Banco do Brasil (“Banco”), the #1 bank in this country of close to 200 million people. While we are still awaiting “ink on the paper”, both dotz and Banco are proceeding in principle and are working on a focused plan to further bank customer engagement and activation, specifically targeting credit card holders to join the dotz loyalty coalition. Accordingly, our original national rollout plan remains on track and operations are proceeding as planned.

“Epsilon continues to financially outperform and has become the clear market leader, generating double-digit organic growth in revenue and adjusted EBITDA. A strategic acquisition of Equifax’s DMS division in mid-2010 greatly enhances our data offering and increased growth in revenue and adjusted EBITDA to over 20 percent for the fourth quarter of 2010. Epsilon enters 2011 with a robust backlog supporting double-digit organic growth coupled with a strong pipeline for non-organic growth. Additionally, we are excited about recent news of Epsilon receiving top industry accolades. A research report issued by Forrester (“The Forrester Wave™: U.S. Database Marketing Service Providers, Q1 2011”) named Epsilon as a ‘leader,’ receiving the highest score for its current offering as a marketing services provider, and the top ranking in the Database Management category.

“Finally, after two challenging years, Private Label turned the corner in 2010. Revenue and adjusted EBITDA increased double-digit from 2009, despite the $0.30 per diluted share ‘one-time’ hit from the requirements of the CARD Act. Notably, adjusted EBITDA increased over 20 percent in 2010 compared to adjusted 2009. Looking forward, we expect credit trends to continue to improve, which should position Private Label for an even better 2011.

“Overall, the Company is well positioned for a strong 2011.”

SEGMENT REVIEW

LoyaltyOne: Revenue increased 7 percent to $224 million and adjusted EBITDA decreased 15 percent to $46 million compared to the fourth quarter of 2009. As expected, adjusted EBITDA declined from the fourth quarter of 2009 due to the timing issues discussed below. A stronger Canadian dollar added approximately $9 million and $2 million to revenue and adjusted EBITDA, respectively, from the fourth quarter of 2009.

For LoyaltyOne’s Canadian operations, revenue was CDN$224 million, up 1 percent from the fourth quarter of 2009, primarily due to a CDN$2 million or 1 percent increase in redemption revenue. A 9 percent increase in AIR MILES reward miles redeemed, which increased redemption revenue by CDN$11 million, was offset by a CDN$6 million net decrease in amortized revenue related to the conversion of a certain split-fee to non split-fee program. Total expenses increased to CDN$174 million, up 8 percent from the fourth quarter of 2009. The increase was primarily due to the cost of redemptions associated with the 9 percent increase in AIR MILES reward miles redeemed during the fourth quarter of 2010. Adjusted EBITDA for the fourth quarter of 2010 was down CDN$8 million, or 14 percent, due to the runoff of the amortized revenue as partially offset by higher gross margins on AIR MILES reward miles redeemed. The Company believes the decline in adjusted EBITDA will recover as AIR MILES reward miles issuances return to historical levels. The negative impact from the amortized revenue grow-over is expected to anniversary by mid-2011.

AIR MILES reward miles issued during the fourth quarter of 2010 decreased 1 percent compared to the fourth quarter of 2009. The softness in issuances during the back-half of 2010 was due to reduced promotional activity in the grocer sector, and generally flat consumer credit card spending compared to the prior year. Importantly, AIR MILES reward miles issued during December 2010 increased 6 percent from December 2009, an indication that discretionary spending is accelerating in Canada.

During the quarter, LoyaltyOne signed a long-term contract renewal with Canada Safeway Limited, a subsidiary of Safeway Inc. A top-10 Alliance Data client, Canada Safeway has been a sponsor in LoyaltyOne’s AIR MILES® Reward Program since the coalition’s inception in 1992. In addition, the dotz coalition loyalty program in Brazil, in which the Company has an approximate 31 percent ownership interest, continues to gain momentum. The pilot in the Belo Horizonte region was a success with over 400,000 members enrolled and a 60 percent activation rate, both of which exceeded original expectations. The focus now turns to a national rollout. Towards that objective, dotz has reached an agreement in principle with its first national partner, Banco do Brasil. This agreement, pending execution, would provide access to the bank’s more than 30 million customer accounts positioning dotz for a national rollout with Banco in early 2011.

Epsilon: Revenue increased 27 percent to $180 million, and adjusted EBITDA increased 22 percent to $50 million compared to the fourth quarter of 2009. Adjusted EBITDA margin decreased slightly to 27.6 percent for the fourth quarter of 2010 compared to the fourth quarter of 2009.

Revenue in the database/digital businesses, which represent approximately 60 percent of Epsilon, increased 25 percent from the fourth quarter of 2009. The increase was driven by several significant launches during the quarter in key verticals including pharmaceutical, auto and financial services. Revenue in the data/other businesses increased 29 percent from the fourth quarter of 2009. Abacus, a large catalog coalition database, continued its double-digit revenue growth during the fourth quarter of 2010, a marked contrast to the 7 percent decline in the fourth quarter of 2009. The acquisition of the Direct Marketing Services (DMS) division of Equifax, Inc. completed July 1, 2010 added $14 million of revenue to the fourth quarter of 2010 representing 10 percent of Epsilon’s revenue growth.

Total expenses increased 29 percent to $133 million for the fourth quarter of 2010. The increase is principally due to expenses assumed with the DMS acquisition and higher payroll costs, to support both current and future revenue growth as new wins are launched. As a percent of revenue, total expenses increased approximately 100 basis points from the fourth quarter of 2009, primarily due to integration expenses attributable to the DMS acquisition.

Major signings continued with a new agreement with Barclaycard US for Epsilon to provide permission-based email marketing services in support of new account acquisition and customer retention efforts.

Overall, the outlook for Epsilon’s business remains strong as the major offerings continue to demonstrate positive momentum. Specifically, the database/digital business continues to reap the benefits of strong new client wins, producing a solid implementation stream throughout 2010. In addition, Abacus’ double-digit revenue growth demonstrates a return to stability in retail and catalog marketing budgets. This trend suggests a positive economic outlook from these key verticals, reinforcing the value of data-driven, ROI-based marketing strategies in the overall marketing mix. Finally, the DMS acquisition, which has been fully integrated, augments the Company’s data offerings, enhancing cross-product revenue opportunities.

Private Label Services and Credit: Revenue increased 3 percent to $354 million and adjusted EBITDA decreased 19 percent to $113 million on a pro forma basis compared to the fourth quarter of 2009. Excluding $28 million of infrequently occurring items from the fourth quarter of 2009, adjusted EBITDA increased 1 percent for the fourth quarter of 2010.

Revenue growth of approximately $12 million for the fourth quarter of 2010 was driven by a 100 basis point expansion in gross yield to 26 percent, which increased net finance charges by approximately $20 million. Partially offsetting this increase was an $8 million reduction in transaction revenue.

Credit sales increased approximately 3 percent from the fourth quarter of 2009. Cardholder spending slowed during the second half of 2010 as consumers pulled back on revolving credit products. Average receivables increased approximately 4 percent from the fourth quarter of 2009, driven primarily by growth in intermediate credit card portfolios (owned more than one, but less than three years), while core portfolio growth was dampened by the burn-off of cancelled programs. Card receivables at December 31, 2010 aggregated $5.3 billion, essentially flat compared to December 31, 2009.

Provision for loan losses totaled $116 million for the fourth quarter of 2010 exceeding actual loan losses of approximately $112 million, which included approximately $10 million of loan loss “bubbles” related to changes in cardholder terms during 2010. This reflects the typical seasonal trend under the new accounting rules – provision exceeding actual loan losses in the fourth quarter – due to the seasonal increase in accounts receivable, which reverses the following quarter. Loan loss reserves aggregated $518 million at December 31, 2010, or 9.8 percent of ending total receivables. Other expenses increased to $128 million, up 7 percent from 2009, as payroll costs increased $4 million and marketing expenses increased $3 million.

Portfolio funding costs, including securitization funding costs and interest expense on certificates of deposit, were $33 million for the fourth quarter of 2010, or 3 percent of average credit card receivables. The improvement from approximately 4 percent in the fourth quarter of 2009 is due to better funding rates and reduced expense associated with our interest rate derivatives.

Overall credit trends continue to move in a positive direction. The principal charge-off rate in the fourth quarter of 2010 was 8.9 percent, down from an adjusted rate of 9.5 percent for the fourth quarter of 2009. The decline reflected the continued improvement in credit quality of the credit card receivables. Charge-off rates continue to trend lower as, due to the length and severity of the recession, there is no longer a direct correlation between loan loss rates and unemployment levels. Delinquency rates, historically a good predictor of future losses, improved to 5.4 percent of principal receivables at December 31, 2010 from 6.1 percent at December 31, 2009. Delinquency rates continue to trend downward on a seasonally adjusted basis.

The new Federal Reserve Board guidelines on late fees that can be charged by financial institutions became effective August 22, 2010. The initial implementation of the new guidelines lowered the Company’s average late fee for the latter part of August, and all September and October, compared to the prior year periods. The Company has since raised minimum payments and modified late fee structures, restoring the Company’s average late fee to historical levels.

During the quarter, Private Label won new and renewed existing agreements, including a multi-year agreement with American Laser Centers to provide private label credit services designed to drive sales and enhance long-term customer loyalty. Founded in 2002, American Laser Centers, based in Farmington Hills, Mich., is the nation’s largest provider of medical aesthetic services. In addition, long-term extension agreements were signed with Trek Bicycle Corporation, Arhaus Furniture and Restoration Hardware.

Corporate Liquidity

Corporate liquidity remains strong at approximately $500 million, representing $50 million of cash outside the Company’s bank subsidiaries and $450 million of available borrowing capacity. The key covenant ratio, core debt to operating cash flow, was 2.3 to 1 at December 31, 2010, substantially below the covenant ratio of 3.75 to 1.

Stock Repurchase Program

During 2010, the Company acquired 2.5 million of its outstanding common shares for aggregate consideration of approximately $149 million. Since 2008, the Company has expended approximately $1.7 billion to purchase approximately 32.4 million shares, or approximately 40 percent of the Company’s fully diluted shares outstanding when the repurchase program began in 2008.

The Company currently operates under a board approved program authorizing the repurchase of up to $400 million of the Company’s common stock through the end of 2011. As of December 31, 2010, $328 million is available to spend under this program.

2011 Outlook

First Quarter 2011: The Company expects high single-digit growth in revenue and double-digit growth in adjusted EBITDA for the first quarter of 2011. Core EPS is expected to approximate $1.65, a 20 percent increase compared to the prior year’s first quarter.

Full Year: The Company’s guidance for 2011 is based on current market trends and excludes any benefit from potentially significant acquisitions. Guidance will be refined as necessary as 2011 unfolds. Guidance for 2011 is for at least $3 billion in revenue and $4.66 and $6.75 in EPS and core EPS, respectively.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Infrequently Occurring Items and Discontinued Operations

The fourth quarter of 2009 included a $7 million, or $0.09, benefit due to a change in treatment for bankrupt private label accounts, which was made to conform to credit card industry standards and FFIEC guidelines, and a $21 million gain, or $0.37, associated with the acquisition of a private label program and related portfolio, which was accounted for as a bargain purchase under Accounting Standards Codification (“ASC”) 805.

Full year 2009 included the above items, an $11 million foreign exchange loss, or $0.14, on U.S. investments held by the Company’s Canadian business, and a $0.20 tax benefit related to the resolution of uncertain tax positions during the period.

The Company recorded a $19 million after-tax charge in the fourth quarter of 2009 related to the cancellation of its program for web and catalog retailer Venue. This cancellation was treated as a discontinued operation under ASC 205-20. The Company recorded a $2 million after-tax charge in the fourth quarter of 2010 associated with its revised estimate regarding collectability of the remaining Venue receivables outstanding.

Conference Call

Alliance Data will host a conference call on Tuesday, Feb. 1, 2011 at 5:00 p.m. (Eastern Time) to discuss the Company’s 2010 fourth-quarter and full-year results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “37628699”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on Feb. 8, 2011.

About Alliance Data

Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue	$755.7	$545.9	$2,791.4	$1,964.3
Operating expenses:
Cost of operations	462.8	380.1	1,631.2	1,431.3
Provision for loan losses	115.6	–	387.8	–
Depreciation and amortization	36.7	33.8	143.2	125.3

Total operating expenses	615.1	413.9	2,162.2	1,556.6

Operating income	140.6	132.0	629.2	407.7
Interest expense, net:
Securitization funding costs	26.8	–	155.1	–
Interest expense on certificates of deposit	5.9	8.5	29.4	28.3
Interest expense on long-term and other debt, net	34.9	32.3	133.8	116.5

Total interest expense, net	67.6	40.8	318.3	144.8

Income from continuing operations before income taxes	73.0	91.2	310.9	262.9
Income tax expense	24.4	31.2	115.3	86.2

Income from continuing operations	48.6	60.0	195.6	176.7
Loss from discontinued operations, net of taxes	(1.9)	(19.3)	(1.9)	(33.0)

Net income	$46.7	$40.7	$193.7	$143.7

Per share data:
Basic – Income from continuing operations	$0.94	$1.15	$3.72	$3.17
Basic – Loss from discontinued operations	(0.04)	(0.37)	(0.03)	(0.59)

Basic – Net income	$0.90	$0.78	$3.69	$2.58

Diluted – Income from continuing operations	$0.88	$1.07	$3.51	$3.06
Diluted – Loss from discontinued operations	(0.04)	(0.34)	(0.03)	(0.57)

Diluted – Net income	$0.84	$0.73	$3.48	$2.49

Weighted average shares outstanding – basic	51.9	52.2	52.5	55.8
Weighted average shares outstanding – diluted	55.4	56.1	55.7	57.7

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED BALANCE SHEET
(In millions)
(Unaudited)

	As of	As of December 31,
	December 31,	2009
	2010

ASSETS
Cash and cash equivalents	$139.1	$213.4
Credit card receivables, net	4,838.4	616.3
Redemption settlement assets(1)	472.4	574.0
Intangible assets, net	314.4	316.6
Goodwill	1,221.8	1,166.3
Other assets	1,286.1	2,339.1

Total assets	$8,272.2	$5,225.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,221.2	$1,146.1
Certificates of deposit	859.1	1,465.0
Asset backed securities debt	3,660.1	–
Debt(2)	1,869.8	1,782.4
Other liabilities	638.9	559.4

Total liabilities	8,249.1	4,952.9
Stockholders’ equity	23.1	272.8

Total liabilities and stockholders’ equity	$8,272.2	$5,225.7

(1) LoyaltyOne redemption settlement assets aggregate $537 million at December 31, 2010, including investments of $65 million in retained interests in the World Financial Network National Bank Master Trusts. These amounts have been eliminated with the consolidation of these Master Trusts under ASC 860.

(2) Included in debt is a discount of $232.9 million and $299.1 million as of December 31, 2010 and December 31, 2009, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended
	December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$193.7	$143.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143.2	125.3
Deferred income taxes	19.1	17.5
Provision for loan loss	390.8	86.6
Non-cash stock compensation	50.1	53.6
Amortization of discount on convertible senior notes	66.1	52.7
Gain on acquisition of business	–	(21.2)
Change in operating assets and liabilities, net of acquisitions	70.6	(116.6)
Other	(30.9)	16.8

Net cash provided by operating activities	902.7	358.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	52.4	52.4
Payments for acquired businesses, net of cash acquired	(117.0)	(158.9)
Change in credit card receivables	(239.4)	(314.9)
Capital expenditures	(68.8)	(53.0)
Other	32.0	(413.6)

Net cash (used in) investing activities	(340.8)	(888.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	1,507.0	3,469.0
Repayment of borrowings	(1,462.8)	(3,094.9)
Issuances of certificates of deposit	177.6	1,579.0
Repayments of certificates of deposit	(783.5)	(803.4)
Proceeds from asset-backed securities	1,147.9	–
Maturities of asset-backed securities	(1,173.7)	–
Proceeds from issuance of common stock	33.9	28.9
Purchase of treasury shares	(148.7)	(445.9)
Other	(13.4)	162.5

Net cash (used in) provided by financing activities	(715.7)	570.2

Effect of exchange rate changes on cash and cash equivalents	(2.1)	15.9
Change in cash and cash equivalents	(155.9)	56.5

Cash effect on adoption of ASC 860 and ASC 810	81.6	–
Cash and cash equivalents at beginning of period	213.4	156.9

Cash and cash equivalents at end of period	$139.1	$213.4

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2010	2009	Change	2010	2009	Change
Segment Revenue:
LoyaltyOne	$223.9	$210.1	7%	$799.5	$715.1	12%
Epsilon	179.6	141.8	27%	613.4	514.3	19%
Private Label Services and Credit	354.2	194.6	82%	1,386.3	707.6	96%
Corporate/Other	0.3	(0.6)	nm	1.8	27.3	nm
Intersegment	(2.3)	–	nm	(9.6)	–	nm

	$755.7	$545.9	38%	$2,791.4	$1,964.3	42%

Segment Adjusted EBITDA:
LoyaltyOne	$45.9	$54.3	(15)%	$204.6	$200.7	2%
Epsilon	49.6	40.5	22%	152.3	128.3	19%
Private Label Services and Credit	113.1	98.5	15%	530.0	314.8	68%
Corporate/Other	(13.7)	(17.7)	(23)%	(57.9)	(53.7)	8%
Intersegment	(1.5)	–	nm	(6.5)	–	nm

	$193.4	$175.6	10%	$822.5	$590.1	39%

Key Performance Indicators:
Private Label statements generated	35.8	36.1	(1)%	142.4	130.2	9%
Average receivables	$5,016.5	$4,846.2	4%	$5,025.9	$4,359.6	15%
Credit sales	$2,653.7	$2,566.6	3%	$8,773.4	$7,968.1	10%
AIR MILES reward miles issued	1,257.3	1,267.5	(1)%	4,584.4	4,545.8	1%
AIR MILES reward miles redeemed	1,096.0	1,004.9	9%	3,634.8	3,326.3	9%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Year Ended
		December 31,		December 31,
EBITDA and Adjusted EBITDA:		2010	2009	2010	2009
Income from continuing operations	$	48.6	$60.0	$195.6	$176.7
Income tax expense		24.4	31.2	115.3	86.2
Total interest expense, net		67.6	40.8	318.3	144.8
Depreciation and other amortization		17.7	16.5	67.8	62.2
Amortization of purchased intangibles		19.0	17.3	75.4	63.1

EBITDA		177.3	165.8	772.4	533.0
Stock compensation expense		16.1	10.3	50.1	53.6
Merger and other costs		–	(0.5)	–	3.5

Adjusted EBITDA	$	193.4	$175.6	$822.5	$590.1

Core Earnings:
Income from continuing operations	$	48.6	$60.0	$195.6	$176.7
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense		16.1	10.3	50.1	53.6
Amortization of purchased intangibles		19.0	17.3	75.4	63.1
Non-cash interest expense(1)		20.0	18.0	76.7	61.8
Merger and other costs		–	(0.5)	–	3.5
Income tax effect (2)		(17.3)	(11.5)	(71.1)	(60.8)

Core earnings	$	86.4	$93.6	$326.7	$297.9

Weighted average shares outstanding – diluted		55.4	56.1	55.7	57.7
Core earnings per share – diluted	$	1.56	$1.67	$5.86	$5.16

(1)	Represents amortization of imputed interest expense associated with our convertible debt and related amortization of debt issuance costs.

(2)	Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense, merger and other costs) using the Company’s effective tax rate for each respective period. For the three months and year ended December 31, 2009, the effective tax rate was adjusted for the gain associated with the Charming Shoppes acquisition.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended December 31, 2010
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$36.9	$5.7	$3.3	$–	$45.9
Epsilon	26.5	20.1	3.0	–	49.6
Private Label Services and Credit	101.3	9.3	2.5	–	113.1
Corporate/Other	(22.6)	1.6	7.3	–	(13.7)
Intersegment	(1.5)	–	–	–	(1.5)

	$140.6	$36.7	$16.1	$–	$193.4

	Three Months Ended December 31, 2009
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$46.3	$5.9	$2.1	$–	$54.3
Epsilon	20.5	18.1	1.9	–	40.5
Private Label Services and Credit	88.8	8.0	1.7	–	98.5
Corporate/Other	(23.6)	1.8	4.6	(0.5)	(17.7)

	$132.0	$33.8	$10.3	$(0.5)	$175.6

	Year Ended December 31, 2010
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$170.5	$23.8	$10.3	$–	$204.6
Epsilon	65.1	77.7	9.5	–	152.3
Private Label Services and Credit	487.0	35.2	7.8	–	530.0
Corporate/Other	(86.9)	6.5	22.5	–	(57.9)
Intersegment	(6.5)	–	–	–	(6.5)

	$629.2	$143.2	$50.1	$–	$822.5

	Year Ended December 31, 2009
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$166.7	$21.8	$12.2	$–	$200.7
Epsilon	49.6	69.9	8.8	–	128.3
Private Label Services and Credit	280.9	25.7	8.2	–	314.8
Corporate/Other	(89.5)	7.9	24.4	3.5	(53.7)

	$407.7	$125.3	$53.6	$3.5	$590.1

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.